Exhibit 99.1

Vertex Energy Announces the Closing of the Acquisition of Substantially All of the Assets and Liabilities of Vertex Holdings and Entry into $18.5 Million Lending Facility

September 12, 2012 - HOUSTON, TX  ̶  Vertex Energy, Inc. (OTCQB:VTNR) (the “Company” or “Vertex Energy”), a leader in the aggregation, re-refining and processing of distressed petroleum streams, today announced that it has closed the acquisition of substantially all of the assets and liabilities of Vertex Holdings and entered into a Credit Agreement with Bank of America, N.A. (the “Lender”) to finance the transaction.  Pursuant to the Credit Agreement, the Lender provided the Company $8,500,000 in the form of a term loan and agreed to provide the Company an additional $10,000,000 revolving credit facility.

David Phillips, a member of Vertex Energy's Board of Directors and the Chairman of the Related Party Transaction Committee stated, “We are excited to have closed the Purchase Agreement and completed the acquisition of these valuable assets, which will allow us to operate as a vertically integrated company that spans the full value chain within our industry, from feedstock collection through processing and end-product sales.  We look forward to continuing to grow our operations with funding available through the revolving credit facility and building on economies of scale while streamlining our business with the assets acquired through the Purchase Agreement.”

Benjamin P. Cowart, Chairman and CEO of Vertex Energy said, "We are pleased to have closed this definitive agreement which we believe will further strengthen our foothold in the collection and re-refining business.  We believe there are many opportunities for the newly combined businesses to increase our presence in the industry, improve profitability and shareholder value.  I also want to thank our employees and shareholders for their continued support of our strategy."

For the fiscal year ended December 31, 2011, Vertex Holdings generated revenue and EBITDA of approximately $31 million and $6 million, respectively. For the six-months ended June 30, 2012, Vertex Holdings generated revenue and EBITDA of approximately $19 million and $3 million, respectively.

As a result of the closing of the Purchase Agreement, the Company, through the Acquired Company, owns the intellectual property relating to the Thermal Chemical Extraction Process (“TCEP”).  Prior to the closing, Cedar Marine had conducted the TCEP re-refining process at the Cedar Marine facility on behalf of the Company. This acquisition is part of the Company’s vertical integration strategy to own and operate collection and re-refining businesses. The Company expects the acquisition to be accretive to earnings per share in 2013.

On September 11, 2012, but effective as of August 31, 2012, the Company closed the transactions contemplated by the August 14, 2012 definitive unit purchase agreement (the “Purchase Agreement”), among the Company, Vertex Acquisition Sub, LLC, a special purpose entity formed for purposes of the transactions contemplated in the Purchase Agreement (the “Acquired Company”),Vertex Holdings, L.P. (“Holdings”) and B & S Cowart Family L.P. (“B&S LP”), and acquired all of the outstanding equity interests of the Acquired Company.  Prior to the closing under the Purchase Agreement, Holdings contributed to the Acquired Company substantially all of its assets and liabilities relating to the business of transporting, storing, processing and re-refining petroleum products, crudes and used lubricants (the “Business”), including all of the outstanding equity interests in Holdings’ wholly-owned operating subsidiaries, Cedar Marine Terminals, L.P. (“Cedar Marine”), Crossroad Carriers, L.P. (“Crossroad”), Vertex Recovery L.P. (“Recovery”) and H&H Oil, L.P. (“H&H Oil”), and B&S LP contributed to the Acquired Company the real estate associated with H&H Oil’s operations held by B&S LP.

Holdings and B&S LP are related parties controlled by Benjamin P. Cowart, Chairman and Chief Executive Officer of Vertex Energy. Mr. Cowart directly or indirectly owns a 77% interest in Holdings and a 100% interest in B&S LP. Additionally, Chris Carlson, the Company’s Chief Financial Officer, owns a 10% interest in Holdings. The Company had numerous relationships and transactions with Holdings and its subsidiaries prior to the closing of the Purchase Agreement, including the lease of a storage facility, subletting of office space, operating agreement for Holdings’ TCEP facility on behalf of the Company (acquired by the Company as part of the Purchase Agreement), transportation of feedstock to re-refiners and the Company’s storage facility, and delivery from the TCEP re-refinery to end customers.  In connection with the closing of the Purchase Agreement, the Company paid the following consideration for 100% of the equity interests in the Acquired Company: (i) to Holdings, (a) $14.8 million in cash and assumed debt (which cash consideration was borrowed under loans made possible by the Credit Agreement); and (b) 4,545,455 million restricted shares of the Company’s common stock; and (ii) to B&S LP, $1.7 million cash consideration (which was borrowed under loans made possible by the Credit Agreement), representing the appraised value of certain real estate contributed by B&S LP to the Acquired Company.  Additionally, for each of the three one-year periods following the closing date of the transaction, Holdings will be eligible to receive earn-out payments of $2.23 million, up to $6.7 million in the aggregate, contingent on the combined company achieving EBITDA targets of $10.75 million, $12.0 million and $13.5 million, respectively, in those periods. The final purchase price is subject to a post-closing working capital adjustment, and $1.0 million of the purchase price will be held in escrow for 18 months to satisfy indemnity claims.

More information regarding the Credit Agreement credit facilities and the closing of the Purchase Agreement can be found in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 12, 2012.

Craig-Hallum Capital Group LLC served as exclusive financial adviser to the Company in connection with the acquisition, and Mayer Brown LLP acted as its legal adviser. Sedgwick LLP acted as legal adviser to Holdings and B&S LP.

Information Regarding Newly Acquired Subsidiaries:

•
Cedar Marine Terminals, L.P.  Cedar Marine operates a 19-acre bulk liquid storage facility on the Houston Ship Channel. The terminal serves as a truck-in, barge-out facility and provides throughput terminal operations. Cedar Marine is also the site of the TCEP re-refining process.

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Crossroad Carriers, L.P.  Crossroad is a third-party common carrier that provides transportation and logistical services for liquid petroleum products, as well as other hazardous materials and waste streams.

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Vertex Recovery L.P. Recovery collects and recycles used oil and residual materials from large regional and national customers throughout the US and Canada. It facilitates its services through a network of independent recyclers and franchise collectors.

•	H&H Oil, L.P. H&H Oil collects and recycles used oil and residual materials from customers based in Austin, Baytown, and Corpus Christi, Texas.

About Vertex Energy, Inc.

Vertex Energy, Inc. (OTCQB:VTNR) is a leader in the aggregation, re-refining and processing of distressed petroleum streams, such as used oil, transmix, fuel oils and off-specification commercial chemical products, thereby reducing the United States’ reliance on foreign crude oil. Vertex Energy’s focus, as a participant in the alternative energy and environmentally friendly investment sectors, is on creating increased value in the products it manages. It utilizes a variety of strategies and technologies that facilitate the re-refining of used oil and off-specification commercial chemical products into higher value commodities. By creating higher value products from distressed hydrocarbon streams, the Company is positioned to produce both financial and environmental benefits. Vertex Energy is based in Houston, Texas with offices in Georgia and California. More information on the Company can be found on the Company’s website at www.vertexenergy.com, and in documents filed with the U.S. Securities and Exchange Commission, on the SEC’s web site at www.sec.gov.

This press release may contain forward-looking statements, including information about management’s view of Vertex Energy’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of Vertex Energy, its divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Vertex Energy files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Vertex Energy’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Vertex Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Vertex Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by Vertex Energy.

Investor Relation Contacts

Marlon Nurse
Porter, LeVay & Rose, Inc.
SVP – Investor Relations
Marlon Nurse
(212) 564-4700

Matthew Lieb
Vertex Energy, Inc.
Chief Operating Officer
(310) 230-5450